Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐2 of our report dated May 29, 2024, relating to the financial statements and financial highlights of Calamos Aksia Alternative Credit and Income Fund for the period from June 8, 2023 (commencement of operations) through March 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Chicago, Illinois
July 22, 2024

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 FAX | cohencpa.com

Registered with the Public Company Accounting Oversight Board